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EXHIBIT 11

                            THE GYMBOREE CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                13 Weeks Ended                39 Weeks Ended
                                          ---------------------------    --------------------------
                                          October 31,     November 1,    October 31,    November 1,
                                            1998             1997            1998           1997
                                          -----------     -----------    -----------    -----------
NET INCOME (LOSS)                          $  (273)         $10,865        $ 3,044        $24,040
                                           =======          =======        =======        =======
Weighted average number of shares
 outstanding during the period:

Common Stock                                24,172           24,570         24,148         24,589

Add incremental shares from assumed
 exercise of stock options                      --              288             62            350
                                           -------          -------        -------        -------
Weighted average common and common
 equivalent shares outstanding              24,172           24,858         24,210         24,939
                                           =======          =======        =======        =======

BASIC NET INCOME (LOSS) PER SHARE          $ (0.01)         $  0.44        $  0.13        $  0.98
                                           =======          =======        =======        =======

DILUTED NET INCOME (LOSS) PER SHARE        $ (0.01)         $  0.44        $  0.13        $  0.96
                                           =======          =======        =======        =======

No potential common shares were included in the computation of diluted per-share amounts for the periods presented during which a loss from operations was recorded.

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